Exhibit 99.1
Anchor Glass Container Corporation Emerges From Bankruptcy
Closes $215 million Exit Financing Facility With Credit Suisse
TAMPA, Florida, May 3, 2006 — Anchor Glass Container Corporation (“Anchor”) today announced that all conditions to the effectiveness of its Chapter 11 Plan of Reorganization have been satisfied or waived and accordingly, Anchor has emerged from bankruptcy. In connection with its emergence, Anchor closed its $215 million exit financing facility with Credit Suisse.
“We are well-positioned competitively with our customers and suppliers” said Mark Burgess, Anchor’s Chief Executive Officer. “During the course of our reorganization, we successfully renegotiated multi-year contracts with substantially all of our contract customers and suppliers. Our debt load has been substantially reduced and we obtained our exit financing on favorable terms. We look forward to working with our new Board of Directors and shareholders in becoming an even stronger competitor with a high quality product in the glass container market. We thank our customers, vendors, and employees for their continued willingness to provide top-notch support.”
Under the terms of Anchor’s Plan of Reorganization, which was overwhelmingly supported by Anchor’s creditors who voted on the Plan, Anchor’s Senior Secured Noteholders will own the majority of the company’s equity and Anchor is exiting chapter 11 as a privately held company. Anchor will file a Form 15 with the Securities and Exchange Commission and will no longer file reports as a public reporting entity.
About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; changes in environmental and other government regulations; and actions that may be taken by customers and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s previously issued annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.
Contact:
Becky Roof
813-882-7811